Exhibit 99.1

L I N C O L N E L E C T R I C H O L D I N G S , I N C .

22801 Saint Clair Avenue • Cleveland, Ohio 44117 • U.S.A.

N E W S • R E L E A S E

LINCOLN ELECTRIC ELECTS MARC A. HOWZE TO ITS BOARD OF DIRECTORS

CLEVELAND, Wednesday, October 18, 2023 — Lincoln Electric Holdings, Inc., (Nasdaq: LECO) today announced that Marc A. Howze, Senior Advisor, Office of the Chairman, at Deere & Company (NYSE: DE), has been elected to Lincoln Electric’s Board of Directors, effective October 17, 2023. He will serve as a member of the Compensation and Executive Development Committee and the Finance Committee. Mr. Howze’s appointment expands Lincoln Electric’s Board to 12 directors, 11 of whom are independent.

“We are pleased to welcome Marc to the Board and value his extensive operational, governance, and organizational leadership experience,” said Christopher L. Mapes, Chairman, President and Chief Executive Officer. “Marc’s perspective on important global trends and key issues facing the industries we serve will contribute meaningfully as we advance our strategic initiatives.”

Mr. Howze serves as Senior Advisor, Office of the Chairman, at Deere & Company, a global leader in the delivery of agricultural, turf, construction, and forestry equipment. In this role, he provides counsel to the CEO and other Deere leaders on strategic and operational matters and supports external advocacy efforts for the organization. Mr. Howze has held numerous leadership roles during his 22-year tenure at Deere, including Corporate Secretary, Vice President of Global Human Resources, Senior Vice President and Chief Administrative Officer, and Group President, Lifecycle Solutions and Chief Administrative Officer. Prior to joining Deere in 2001, Mr. Howze served as an officer in the U.S. Army, attaining the rank of major. Mr. Howze received a bachelor’s degree from the University of Michigan-Dearborn, a juris doctor from the University of Michigan Law School, and an MBA from the Fuqua School of Business at Duke University. He is a member of the Illinois and Michigan Bar Associations and serves on the board of Nationwide Mutual Insurance Company.

Business

Lincoln Electric is the world leader in the engineering, design, and manufacturing of advanced arc welding solutions, automated joining, assembly and cutting systems, plasma and oxy-fuel cutting equipment, and has a leading global position in brazing and soldering alloys. Lincoln is recognized as the Welding Expert™ for its leading materials science, software development, automation engineering, and application expertise, which advance customers’ fabrication capabilities to help them build a better world. Headquartered in Cleveland, Ohio, Lincoln has 71 manufacturing locations in 20 countries and a worldwide network of distributors and sales offices serving customers in over 160 countries. For more information about Lincoln Electric and its products and services, visit the Company’s website at

https://www.lincolnelectric.com.

Contact

Amanda Butler

Vice President, Investor Relations & Communications

Tel: 216.383.2534

Email: Amanda_Butler@lincolnelectric.com

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